EXHIBIT 10.19
2026 HERTZ GLOBAL HOLDINGS, INC. CHANGE IN CONTROL SEVERANCE PLAN FOR SENIOR EXECUTIVES
WHEREAS, the Company wishes to establish this 2026 Hertz Global Holdings, Inc. Change in Control Severance Plan for Senior Executives, as may be amended from time to time in accordance with its terms.
NOW, THEREFORE, the Company establishes the Plan in accordance with the following terms:
ARTICLE I
BACKGROUND, PURPOSE, AND TERM OF PLAN
Section 1.01 Purpose of the Plan. The purpose of the Plan is to provide Participants with certain compensation and benefits as set forth in the Plan in the event a Participant’s employment with the Company or a Subsidiary is terminated proximate to a Change in Control transaction in a Qualifying Termination. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the United States Department of Labor regulations Section 2510.3-2(b) and shall be interpreted and administered accordingly.
Section 1.02 Term of the Plan. The Plan shall generally be effective as of the Effective Date and, with respect to Participants hereunder, shall supersede any program or policy under which the Company or any Subsidiary provided severance benefits to any Participant prior to the Effective Date of the Plan, except as provided in Section 3.01 of the Plan. The Plan shall continue until terminated pursuant to Article VII of the Plan.
ARTICLE II
DEFINITIONS
Section 2.01 “Base Salary” shall mean, in the case of a Participant, such Participant’s highest annual base salary in effect at any time within the twelve (12)-month period preceding such Participant’s Termination Date.
Section 2.02 “Board” shall mean the Board of Directors of the Company, or any successor thereto.
Section 2.03 “Bonus” shall mean, in the case of a Participant, 100% of such Participant’s target annual cash bonus for the year in which the Termination Date occurs.

Section 2.04 “Cause” shall mean, with respect to a Participant, (x) if such Participant is party to an offer letter or employment, services, termination, or similar agreement with the Company or any of its Subsidiaries, the meaning given to such term (or term of similar meaning) in such offer letter or employment, services, termination, or similar agreement (as the case may be), or (y) if such Participant is not a party to such an offer letter or employment, services, termination, or similar agreement with the Company or any of its Subsidiaries (or such offer letter or agreement does not contain a definition of “Cause” (or term of similar meaning)), such Participant’s (i) failure to perform such Participant’s material duties with the Company and its Subsidiaries (other than any such failure resulting from such Participant’s incapacity as a result of physical or mental illness) after a written demand for performance specifying the manner in which such Participant has not performed such duties is delivered to such Participant by the person or entity that supervises or manages such Participant, (ii) engaging in serious misconduct that is injurious to the Company or any of its Subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its Subsidiaries, (iv) abusive use of alcohol, drugs, or similar substances that, in the sole judgment of the Board, impairs such Participant’s job performance, (v) violation of any policy of the Company (or any of its Subsidiaries) that results in harm to the Company or any of its Subsidiaries, or (vi) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude.
Section 2.05 “Change in Control” shall mean the occurrence of any of the following events after the Effective Date:
(i)The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person, entity, or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Company, its Subsidiaries, or any employee benefit plan of the Company or any of its Subsidiaries, of equity securities representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors to the Board;
(ii)Within any twenty-four (24) month period commencing on or after the Effective Date, the individuals who were members of the Board as of the start of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board (or the board of directors of any successor to the Company or its ultimate parent entity); provided, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office (and which director was not initially nominated by a party other than the Board as the result of an actual or threatened proxy contest) shall be deemed to be an Incumbent Director for purposes of this clause (ii);
(iii)The merger or consolidation of the Company (or one or more of its Subsidiaries, e.g., in a “reverse subsidiary merger” or similar type of transaction) as a result of which persons who were owners of the outstanding voting securities of the Company as of immediately prior to such merger or consolidation do not immediately thereafter own, directly or indirectly, equity securities representing more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of such merged or consolidated company;
(iv)The approval by the Company’s stockholders of the liquidation or dissolution of the Company (other than a liquidation of the Company into any Subsidiary or a liquidation the result of which persons who were stockholders of the Company as of immediately prior to such liquidation own, directly or indirectly, equity securities representing more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event); or
(v)The sale, transfer, or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more persons or entities that are not, as of immediately prior to such sale, transfer, or other disposition, affiliates of the Company.
Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to occur solely by reason of the Company’s (or one or more of its Subsidiaries’) filing for bankruptcy, liquidation, or reorganization under the United States Bankruptcy Code (or any successor statute), and (ii) to the extent necessary to avoid the imposition of any additional taxes, interest, or penalties under Section 409A of the Code with respect to any amounts or benefits paid or provided under this Plan, a “Change in Control” shall not be deemed to have occurred with respect to a particular transaction or occurrence unless it also constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the U.S. Treasury Regulations promulgated under Section 409A of the Code.
Section 2.06 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.
Section 2.07 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Section 2.08 “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms.
Section 2.09 “Company” shall mean Hertz Global Holdings, Inc. and any successor to its business and/or assets as set forth in Section 10.05 that assumes and agrees to perform the Plan by operation of law, or otherwise.
Section 2.10 “Effective Date” shall mean August 6, 2026.
Section 2.11 “Equity Plan” shall mean the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (or any successor thereto), and any other equity incentive plan adopted by the Company as in effect from time to time.
Section 2.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.
Section 2.13 “Good Reason” shall mean, with respect to a Participant, (x) if such Participant is party to an offer letter or employment, services, termination, or similar agreement with the Company or any of its Subsidiaries, the meaning given to such term (or term of similar meaning) in such offer letter or employment, services, termination, or similar agreement (as the case may be), or (y) if such Participant is not a party to such an offer letter or employment, services, termination, or similar agreement with the Company or any of its Subsidiaries (or such offer letter or agreement does not contain a definition of “Good Reason” (or term of similar meaning)), the occurrence of any of the following without such Participant’s prior written consent: (i) a reduction in such Participant’s Base Salary or Bonus in a manner that is not consistent with a broad-based, proportionate reduction applicable to all Participants; (ii) a material diminution in such Participant’s title, duties, or responsibilities; or (iii) a requirement by the Company (or its applicable Subsidiary) that such Participant relocate such Participant’s principal place of employment by more than thirty (30) miles from its location as of immediately prior to such relocation (which increases Participant’s one-way commute); provided, however, that a Participant shall not have Good Reason to resign unless and until (x) such Participant delivers a written notice to the Company of the existence of an action that is alleged to constitute Good Reason within thirty (30) days of Participant’s knowledge of such action, (y) the Company fails to cure (or cause to be cured) such action within thirty (30) days of such written notice, and (z) if the Company fails to cure (or cause to be cured) such action, such Participant terminates such Participant’s employment within fifteen (15) days after the expiration of such cure period.
Section 2.14 “Participant” shall mean those senior executives of the Company designated by the Committee as eligible to participate in the Plan by their inclusion in Annex A.
Section 2.15 “Performance Bonus” shall mean such annual cash performance bonuses, as applicable, under and in accordance with the Company’s Executive

Incentive Compensation Plan (or other applicable annual incentive plan in which a Participant participates), as the same may be amended from time to time, and any other performance bonus plan(s) that the Company may adopt.
Section 2.16 “Permanent Disability” shall mean, with respect to a Participant, (x) if such Participant is party to an offer letter or employment, services, termination, or similar agreement with the Company or any of its Subsidiaries, the meaning given to such term (or term of similar meaning) in such offer letter or employment, services, termination, or similar agreement (as the case may be), or (y) if such Participant is not a party to such an offer letter or employment, services, termination, or similar agreement with the Company or any of its Subsidiaries (or such offer letter or agreement does not contain a definition of “Permanent Disability” (or term of similar meaning)), such Participant’s physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of a Participant’s employment-related duties for a period of six (6) months or longer and, within thirty (30) days after the Company notifies such Participant in writing that it intends to terminate such Participant’s employment, such Participant shall not have returned to the performance of such Participant’s employment-related duties on a full-time basis. The Board’s judgment of Permanent Disability shall be final, binding, and conclusive, provided that with respect to any payments that constitute deferred compensation subject to Section 409A of the Code, “Permanent Disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Code.
Section 2.17 “Plan” shall mean this 2026 Hertz Global Holdings, Inc. Change in Control Severance Plan for Senior Executives, as may be amended from time to time in accordance with its terms.
Section 2.18 “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Executive Vice President and Chief Human Resources Officer (or the equivalent). Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator.
Section 2.19 “Protection Period” means the period of time beginning on the date of consummation of a Change in Control and ending on the second (2nd) anniversary of such consummation.
Section 2.20 “Qualifying Termination” shall mean a termination of a Participant’s employment with the Company and its Subsidiaries (x) initiated by the Company or a Subsidiary for any reason other than Cause, Permanent Disability, or death, but solely if the Termination Date with respect thereto occurs within the Protection Period, or (y) as a result of such Participant’s resignation from such employment with Good Reason, but solely if the event(s) or circumstance(s) giving rise to the right to resign for Good

Reason occur within the Protection Period. For the avoidance of doubt, a Retirement or any voluntary termination by a Participant without Good Reason shall not constitute a Qualifying Termination.
Section 2.21 “Release” shall mean the Separation of Employment and General Release Agreement, which shall include a written agreement to abide by the agreement to the confidentiality, non-solicitation, non-competition, and non-disparagement provisions in Article V for the periods provided for herein (but no more onerous restrictive covenant provisions than provided in such Article V and by which an applicable Participant is already bound in a written agreement with the Company or one of its Subsidiaries), in substantially the form attached hereto as Exhibit A; provided that the Plan Administrator shall have the discretion to modify the Release to the extent necessary to effect a complete and total release of claims by a Participant under applicable law as of the Termination Date.
Section 2.22 “Restriction Period” shall mean the greater of twelve (12) months or the Severance Period, if applicable (but not to exceed twenty-four (24) months).
Section 2.23 “Retirement” shall mean a Participant’s voluntary termination of employment with the Company and its Subsidiaries (without Good Reason) under any of the Company’s or its Subsidiaries’ retirement plans.
Section 2.24 “Separation from Service Date” shall mean, in the case of a Participant, the date of such Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the regulations promulgated under Section 409A of the Code.
Section 2.25 “Severance Benefit” shall mean the benefits that a Participant is eligible to receive pursuant to Article IV of the Plan, except for those benefits described in Section 4.01 of the Plan.
Section 2.26 “Severance Factor” and “Severance Period” shall mean, in the case of a Participant, the amount or period, as the case may be, set forth on Annex A opposite such Participant’s position.
Section 2.27 “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.
Section 2.28 “Subsidiary” shall mean any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

Section 2.29 “Termination Date” shall mean the date as of which the active employment of a Participant by the Company and its Subsidiaries is severed.
ARTICLE III
ELIGIBILITY FOR BENEFITS
Section 3.01 Eligibility; No Duplication of Benefits. Each Participant in the Plan who incurs a Qualifying Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan, except that any such Participant who is a party to an offer letter or employment, services, termination, or similar agreement with the Company or any of its Subsidiaries pursuant to which such Participant is entitled to severance payments or benefits shall not be eligible to receive the Severance Benefits described in the Plan to the extent that such receipt would result in the duplication of any such payments or benefits (determined on a benefit-by-benefit basis). However, for purposes of clarity, during any Protection Period, a Participant who would otherwise be eligible to receive payments or benefits under the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives, as amended, or the 2021 Hertz Global Holdings, Inc. Severance Plan for Vice Presidents, as amended (each of the foregoing, together with any successor(s) thereto, the “Non-CIC Severance Plans”), shall solely be eligible to receive payments or benefits with respect to any Qualifying Termination pursuant to this Plan and not under the applicable Non-CIC Severance Plan (but such Participant’s eligibility to participate in any such Non-CIC Severance Plan shall otherwise not be affected).
Section 3.02 Conditions.
(a) A Participant’s eligibility for any Severance Benefits is expressly conditioned on (i) execution by such Participant of the Release, and lapsing of the revocation period for the Release, within sixty (60) days after such Participant’s Termination Date (the “Release Period”) and (ii) compliance by such Participant with all the material terms and conditions of such Release. If such Participant has not fully complied with any of the applicable terms of the Plan and/or the Release, the Plan Administrator may deny unpaid Severance Benefits or discontinue the payment of such Participant’s Severance Benefits and may require such Participant, by providing at least ten (10) days’ prior written notice of such repayment obligation to such Participant during which period such Participant may cure such failure to comply (if capable of being cured), and if not so cured such Participant shall be obligated to repay any portion of the Severance Benefit already received under the Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b) The Plan Administrator shall determine a Participant’s eligibility to receive Severance Benefits in its reasonable, good faith discretion and in accordance with the terms of the Plan.
ARTICLE IV
DETERMINATION OF BENEFITS
Section 4.01 Accrued Benefits Upon Qualifying Termination. In the event of a Qualifying Termination, the Company shall pay or provide to an applicable Participant the following benefits, in each case to the extent vested and payable as of the Termination Date, in addition to the Severance Benefits provided under Section 4.02 below: (a) all earned but unpaid base salary or wages through the Termination Date, and any earned but unpaid Performance Bonus in respect of the calendar year immediately prior to the calendar year in which the Termination Date occurred, and (b) any other accrued and vested payments or benefits pursuant to any other employee benefit plan or program (including the Equity Plan) sponsored or maintained by the Company or its applicable Subsidiary in accordance with its terms and conditions.
Section 4.02 Severance Benefits. The Severance Benefits to be provided to each Participant who has a Qualifying Termination and meets the requirements for such benefits under the Plan (each an “Eligible Participant”) shall be the following:
(a) a pro rata portion of the Performance Bonus that would have been payable to the Eligible Participant in respect of the calendar year in which such Eligible Participant’s Termination Date occurred, if any, based upon actual achievement of performance metrics for the entire year, with such amount pro-rated based on the portion of the year the Eligible Participant was employed prior to such Eligible Participant’s Termination Date, such pro rata amount to be paid at the same time as such bonuses are otherwise generally paid to the Company’s executives and in any event, between February 1 and April 30 of the year following the end of the applicable performance period;
(b) an amount equal to (x) the sum of the Eligible Participant’s Base Salary plus such Eligible Participant’s Bonus (in each case without application of any reduction that gave rise, or would give rise, to Good Reason), multiplied by (y) such Eligible Participant’s Severance Factor, payable in equal installments over the Eligible Participant’s Severance Period on the Company’s regular payroll cycles, commencing with the first (1st) payroll cycle ending after the Release becomes effective (provided, if the Release Period crosses over two (2) calendar years, payment shall commence with the first (1st) payroll cycle following the later of the Release becoming effective or January 1st of the second (2nd) calendar year);
(c) all group medical, health, dental, vision, and accident insurance or other similar health care arrangements for the benefit of such Eligible Participant and such Eligible Participant’s dependents, at the same level and same cost as in effect immediately prior to the Termination Date, through such Eligible Participant’s Severance

Period, or, if earlier, the date such Eligible Participant ceases to be eligible for such continued coverage (including because any applicable eligibility for COBRA continuation coverage has expired) or becomes eligible for comparable benefits provided by a subsequent employer (as applicable, the “Benefit Continuation Period”); provided, however, that if the Company determines in its sole discretion that it cannot provide the foregoing coverage without potentially violating, or causing the Company to incur additional expense as a result of noncompliance with, applicable law, the Company instead will pay the Eligible Participant a taxable monthly payment during the Benefit Continuation Period in an amount equal to the monthly COBRA premium that the Eligible Participant would be required to pay to continue the group medical, health, dental, vision, and accident insurance or other similar health care coverage in effect on the date of the Eligible Participant’s termination; and
(d) with respect to any equity or equity-based awards that are outstanding as of the Eligible Participant’s Termination Date under the Equity Plan, (i) any such awards that vest solely based on the passage of time and such Eligible Participant’s continued service shall accelerate and vest (and become exercisable, if applicable) as of immediately prior to such Termination Date, and (ii) any such awards that vest based on the achievement of performance conditions shall also accelerate and vest (and become exercisable, if applicable) as of immediately prior to such Termination Date, but (A) with any applicable performance conditions for open performance periods deemed achieved at the greater of (x) the “target” level of achievement applicable to such award, and (y) the actual level of achievement as of such Eligible Participant’s Termination Date (as calculated by the Board or the Committee in good faith), and (B) with such awards prorated for the portion of any such open performance period applicable to such award that has elapsed as of such Eligible Participant’s Termination Date (and, for the avoidance of doubt, any such awards for which the performance period has elapsed as of the Termination Date shall accelerate and vest (and become exercisable, if applicable) as of immediately prior to such Termination Date based on the actual level of performance achieved), and in each case of (i) and (ii) with all awards so vested to be settled in accordance with the applicable provisions of the Equity Plan and the applicable award agreement(s) issued thereunder (and Section 409A of the Code).
Notwithstanding the foregoing provisions of this Section 4.02, to the extent that any payment or benefit under the Plan constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, such payment will not be made or commence until the Eligible Participant’s Separation from Service Date. In addition, if, as of the Separation from Service Date, the Eligible Participant is a Specified Employee, then, to the extent required to avoid the imposition of any additional taxes, interest, or penalties pursuant to Section 409A of the Code on any payments or benefits under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply: (1) no portion of such payments shall be made and no portion of such benefits shall be provided to the applicable Eligible Participant, in each case, during the period beginning on the Separation from Service Date and ending on the six (6)-month anniversary of such date or, if earlier, the date of the Eligible Participant’s death, and (2) on the first (1st) business day of the first (1st) month following the month in which occurs the six (6)-month anniversary of the Separation from Service Date or, if earlier, the Eligible Participant’s death, the Company shall make a one-time, lump-sum cash payment to the Eligible Participant (or such Eligible Participant’s beneficiary, if applicable) in an amount equal to the sum of the amounts otherwise payable to the Eligible Participant under the Plan during the period described in clause (1) above.
Section 4.03 Termination for Cause/Termination other than a Qualifying Termination. If any Participant’s employment terminates on account of termination by the Company for Cause, or any other termination other than a Qualifying Termination, such Participant shall not be entitled to receive Severance Benefits under the Plan and shall be entitled only to those benefits that are legally required to be provided to such Participant. Notwithstanding any other provision of the Plan to the contrary, if a Participant has engaged in conduct that constitutes Cause at any time prior to such Participant’s Termination Date, or materially breaches any covenants in Article V hereof following the Termination Date, the Plan Administrator may by written notice to such Participant determine that any Severance Benefit payable to such Participant under Section 4.02 of the Plan shall immediately cease, and that such Participant shall be required to return any Severance Benefits paid to such Participant prior to such determination. The Company may withhold paying Severance Benefits under the Plan pending resolution of an inquiry that could lead to a finding resulting in Cause. If the Company has offset other payments owed to such Participant under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.
Section 4.04 Reduction in Severance Benefits in Connection with Section 280G.
(a) In the event that any payment or benefit received or to be received by a Participant pursuant to the terms of the Plan (the “Plan Payments”) or in connection with such Participant’s termination of employment or contingent upon a Change in Control pursuant to any plan or arrangement or other agreement with the Company or any of its Subsidiaries (“Other Payments” and, together with the Plan Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, as determined as provided below, and provided, that if a Participant’s Payments are, when calculated on a net-after-tax basis (taking into account the Excise Tax as well as other applicable federal, state, and local income taxes), less than 100% of the net-after-tax amount (taking into account applicable federal, state, and local income taxes) of the Payments which could be paid to such Participant under Section 280G of the Code without causing the imposition of the Excise Tax, then the Payments shall be limited to the largest amount payable without resulting in the imposition of any Excise Tax (such amount, the “Capped Amount”).
(b) For purposes of determining the Capped Amount, whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company’s independent auditors (“Tax Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments, or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amounts compared in the proviso of Section 4.04(a) above, the applicable Participant shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of Participant’s residence in the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.
(c) If the Tax Counsel determines that any Excise Tax is payable by a Participant and that the criteria for reducing the Payments to the Capped Amount (as described in Section 4.04(a) above) is met, then the Company shall reduce the Payments by the amount which, based on the Tax Counsel’s determination and calculations, would provide such Participant with the Capped Amount, and pay to Participant such reduced Payments. Payments shall be reduced in the following order: (i) reduction on a pro rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro rata basis of any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro rata basis of any other payments or benefits that are exempt from Section 409A of the Code, and (iv) reduction of any payments or benefits otherwise payable to such Participant on a pro rata basis or such other manner that complies with Section 409A of the Code; provided, in the case of subclauses (ii), (iii), and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
Section 4.05 Other Reductions of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law (including, without limitation, Section 409A of the Code) for the stated amount of monies owed to the Company by a Participant or the value of Company property that such Participant has retained in his/her possession. Any payment made pursuant to the Plan shall be subject to applicable withholding obligations in an amount sufficient to satisfy U.S. or foreign federal, provincial, state, and local or other applicable withholding tax requirements.
Section 4.06 Other Arrangements. As a condition of participating in the Plan, each Participant agrees that the Plan supersedes all prior agreements, and sets forth the entire Severance Benefit to which such Participant is entitled upon a Qualifying Termination while a Participant in the Plan, except as otherwise expressly set forth in Section 3.01, above. The provisions of the Plan may provide for payments to a Participant under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Company that the provisions of the Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to have been amended to correspond with the Plan without further action by the Company or the Board. The Plan and the Severance Benefits provided pursuant to the Plan are being made available on a voluntary basis by the Company and are not required by any legal obligation. Benefits under the Plan are not intended to duplicate other benefits. Any Severance Benefit under the Plan may be in lieu of any severance pay, notice period, or benefits required or provided under any federal, state, or local law or ordinance.
Section 4.07 Termination of Eligibility for Benefits. A Participant shall cease to be eligible to participate in the Plan, and all Severance Benefits for such Participant shall cease upon the occurrence of the earlier of:
(a) Subject to Article VII, termination or modification of the Plan;
(b) Completion of payment to such Participant of the Severance Benefits for which such Participant is eligible under Article IV;
(c) Upon such Participant’s re-employment with the Company or its Subsidiaries;
(d) Upon such Participant’s termination of employment with the Company and its Subsidiaries in circumstances that do not constitute a Qualifying Termination.
ARTICLE V
CONFIDENTIALITY; COVENANT NOT TO COMPETE AND NOT TO SOLICIT
Section 5.01 Confidential Information.
(a) At no time during the term of a Participant’s employment with the Company or its Subsidiaries or at any time following Participant’s Termination Date, shall such Participant, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation, or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company and its Subsidiaries, in the business of and for the benefit of the Company and its Subsidiaries, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and its Subsidiaries, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order such Participant to divulge, disclose, or make accessible such information. For purposes of this Section 5.01, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans, and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by Participant’s breach of the terms hereof) or known to persons in the industry generally.
(b) Notwithstanding anything to the contrary in this Plan, nothing in this Plan shall prohibit any Participant from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state, or local law or regulation, or exercising any protected rights that such Participant may have under Section 7 of the National Labor Relations Act, if any (provided, however, that a Participant may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law) and a Participant does not need the authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that such Participant has made such reports or disclosures.
(c) Each Participant is hereby notified that each Participant has the following immunity rights in compliance with the requirements of the U.S. Defend Trade Secrets Act: (i) no Participant shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) no Participant shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if a Participant files a lawsuit for retaliation by the Company or one of its affiliates for reporting a suspected violation of law, such Participant may disclose the trade secret to such Participant’s attorney and use the trade secret in the court proceeding, if such Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
Section 5.02 Non-Competition. Each Participant agrees that, during the term of such Participant’s employment with the Company and its Subsidiaries, and thereafter during the Restriction Period, such Participant shall not, directly or indirectly, become associated, as an owner, partner, shareholder (other than as a holder of not in excess of

5% of the outstanding voting shares of any publicly traded company), director, officer, manager, employee, agent, consultant, or otherwise, with (a) any vehicle rental, transportation network, or comparable company, and their affiliates, and any other company which competes with the business, and for the customer base, of the Company or its Subsidiaries, and/or (b) any creditor, equity holder, or creditor committee member of, or lender or financial advisor to, the Company or its Subsidiaries (a “Competitive Business”). This Section 5.02 shall not be deemed to restrict (a) a Participant who is a lawyer from working for or being associated with a law firm as long as such Participant does not provide legal services to a Competitive Business (or to the extent this restriction is otherwise prohibited by any rules of professional responsibility or similar rules of professional conduct applicable to such Participant in any jurisdiction in which such Participant practices or is licensed to practice law), or (b) association with any enterprise that conducts unrelated business or that has material operations outside of the geographic area that encompasses the Company’s or its Subsidiaries’ customer base (or where the Company or its Subsidiaries had plans at the Termination Date to enter) for so long as such Participant’s role whether direct or indirect (e.g., supervisory), is solely with respect to such unrelated business or other geographic area (as the case may be).
Section 5.03 Non-Solicitation. Each Participant agrees that, during the term of such Participant’s employment with the Company and its Subsidiaries, and thereafter during the Restriction Period, such Participant shall not, directly or indirectly, employ or seek to employ, or solicit or contact or cause others to solicit or contact with a view to engage or employ, any person who is or was a managerial level employee of the Company at the time of such Participant’s Termination Date or at any time during the twelve (12)-month period preceding such date. This Section 5.03 shall not be deemed to be violated solely by (a) placing an advertisement or other general solicitation, or (b) serving as a reference upon request.
Section 5.04 Non-Disparagement. Each Participant agrees that such Participant shall not at any time disparage the Company or any of its Subsidiaries or any officer, director, employee, or greater than ten percent (10%) shareholder (or beneficial owner) of any of the foregoing, and shall not, without the prior written consent of the Company, make any written or oral statement concerning the termination of such Participant’s employment or any circumstances, terms or conditions relating thereto. Nothing in this Section 5.04 shall prevent the lawful filing or prosecution of any claim against the Company in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes, any response or disclosure by a Participant compelled by legal process or required by applicable law or any bona-fide exercise by such Participant of any shareholder rights such Participant may otherwise have.
Section 5.05 Reasonableness. In the event the provisions of this Article V shall ever be deemed to exceed the time, scope, or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope, or geographic limitations, as the case may be, permitted by applicable laws.

Section 5.06 Acknowledgment. The Plan Administrator may require, as a condition to a Participant’s receipt of Severance Benefits, that such Participant expressly acknowledge the terms of this Article V in the Release entered into in connection with a Qualifying Termination.
Section 5.07 Equitable Relief.
(a) By participating in the Plan, each Participant acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries, and its affiliates, that the Company would not have established the Plan in the absence of such restrictions, and that any violation of any provision of this Article V will result in irreparable injury to the Company. By agreeing to participate in the Plan, each Participant represents that such Participant’s experience and capabilities are such that the restrictions contained in this Article V will not prevent such Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as provided to such Participant by the Company. Each Participant further represents and acknowledges that (i) such Participant has been advised by the Company to consult such Participant’s own legal counsel in respect of the Plan, and (ii) that such Participant has had full opportunity, prior to agreeing to participate in the Plan, to review thoroughly the Plan with such Participant’s counsel.
(b) Each Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond, and a court or arbitration may also order an equitable accounting of all earnings, profits, and other benefits arising from any violation of this Article V, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(c) Each Participant and the Company irrevocably and unconditionally (i) agrees that any suit, action, or other legal proceeding arising out of this Article V, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court whose jurisdiction includes Lee County, Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Florida, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action, or proceeding, and (iii) waives any objection which Participant or the Company may have to the laying of venue of any such suit, action, or proceeding in any such court.
(d) If any term or other provision or portion of this Article V is adjudicated to be invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Article V shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party and this Article V shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Article V in the particular jurisdiction in which such adjudication is made.
Section 5.08 Survival of Provisions. The obligations contained in this Article V shall survive the termination of a Participant’s employment with the Company or a Subsidiary (or termination of the Plan) and shall be fully enforceable thereafter in accordance with their respective terms.
ARTICLE VI
THE PLAN ADMINISTRATOR
Section 6.01 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority, and discretion to construe, interpret, and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator, the Committee, and the Board shall have the sole discretion (to be exercised reasonably and in good faith) to make decisions and take actions with respect to questions arising in connection with the Plan, including but not limited to the determination of questions of eligibility and participation, and the amount, manner, and timing of benefits. All decisions, actions, and interpretations of the Plan Administrator shall be subject only to determinations by the Named Appeals Fiduciary (as defined in Section 9.04), with respect to denied claims for Severance Benefits, and in the event of any judicial or arbitral proceeding shall be subject to de novo review. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan and as are consistent with the terms of the Plan. Notwithstanding anything else herein to the contrary, all decisions, actions, and interpretations of the Named Appeals Fiduciary shall be subject to de novo review by the arbitrator pursuant to Section 9.05 hereof.
Section 6.02 Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.
Section 6.03 Records, Reporting, and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company, and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and such Participant’s participation in the Plan (but not as to any other current or former Participant). The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents, and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
ARTICLE VII
AMENDMENT, TERMINATION, AND DURATION
Section 7.01 Amendment, Suspension, and Termination.
(a) Except as otherwise provided in this Section 7.01, the Board or the Committee shall have the right any time and from time to time, to amend, suspend, or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. Plan amendments may include, but are not limited to, elimination or reduction in the level or type of benefits provided to a Participant and may be retroactive or prospective in nature, subject to the remainder of this Section 7.01.
(b) No such amendment, suspension, or termination shall give the Company or its Subsidiaries the right to recover any amount paid to a Participant prior to the date of such amendment, suspension, or termination or to cause the cessation or reduction of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02.
(c) In addition, no amendment, suspension, or termination of this Plan that would have the effect of terminating or reducing any Severance Benefits made available to a Participant in this Plan upon a Qualifying Termination, or otherwise would adversely affect a Participant’s rights under this Plan, shall be effective with respect to a Participant (i) for a period of twelve (12) months following the date of approval by the Board or the Committee, as the case may be, or (ii) at any time during the Protection Period if such amendment, suspension, or termination was approved within twelve (12) months prior to, or within the Protection Period following, the consummation of a Change in Control.
Section 7.02 Duration. Unless terminated sooner by the Board or the Committee or the delegee of the Board or the Committee in accordance with Section 7.01, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01.

ARTICLE VIII
DUTIES OF THE COMPANY, THE COMMITTEE, AND THE PLAN ADMINISTRATOR
Section 8.01 Records. The Company or a Subsidiary thereof shall supply to the Committee and the Plan Administrator, as the case may be, all records and information necessary to the performance of the Committee’s and the Plan Administrator’s duties.
Section 8.02 Payment. Payments of Severance Benefits to Participants shall be made by the Company in such amount as determined by the Committee under Article IV, from the Company’s general assets or from a supplemental unemployment benefits trust, in accordance with the terms of the Plan, as directed by the Committee.
Section 8.03 Discretion. Any decisions, actions, or interpretations to be made under the Plan by the Board, the Committee, and the Plan Administrator, acting on behalf of either, (i) shall be made in each of their respective reasonable and good faith discretion, not in any fiduciary capacity, and (ii) need not be uniformly applied to similarly situated individuals.
ARTICLE IX
CLAIMS PROCEDURES
Section 9.01 Claim. Each Participant under the Plan may contest the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. No person may bring legal action, including a lawsuit, either in law or equity, more than one (1) year after a final decision is rendered on a claim. In order to raise an issue in any legal action related to the claim, such person must have clearly raised such issue during the claims and appeals procedure described herein.
Section 9.02 Initial Claim. Before the date on which payment of a Severance Benefit occurs, any claim relating to the administration of such Severance Benefit must be supported by such information as the Plan Administrator reasonably deems necessary to administer the Severance Benefits. In the event that any such claim is denied in whole or in part, the terminated Participant or such Participant’s applicable beneficiary (“Claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the Claimant prior to the end of the initial ninety (90) day-period. The notice advising of the denial shall (i) specify the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the Claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
Section 9.03 Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:
(a) A Claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b) The Named Appeals Fiduciary shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.
(c) The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the Claimant within sixty (60) days of the Claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the Claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day-period, and the Named Appeals Fiduciary shall have an additional sixty (60) day-period to make its determination. If the determination is adverse to the Claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and (iv) state that the Claimant has the right to bring an action under Section 502(a) of ERISA, and such determination shall be subject to de novo review by the arbitrator as provided in Section 9.05 hereof.
Section 9.04 Appointment of the Named Appeals Fiduciary. The “Named Appeals Fiduciary” shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “named fiduciary” within the meaning of ERISA, and, unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

Section 9.05 Arbitration; Expenses. In the event of any dispute under the provisions of the Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in Estero, Florida (or such other location as may be mutually agreed upon by the Company and an applicable Participant) in accordance with the Employment/Workplace Arbitration Rules and Mediation Procedures then in effect of the American Arbitration Association, before a single arbitrator selected by agreement of the parties (or, in the absence of such agreement, appointed by the American Arbitration Association). Any award entered by the arbitrator shall be final, binding, and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of the Plan or to award a remedy for a dispute involving the Plan other than a benefit specifically provided under or by virtue of the Plan. If a Participant substantially prevails on any material issue that is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association (unless otherwise prohibited by applicable law).
ARTICLE X
MISCELLANEOUS
Section 10.01 Nonalienation of Benefits. None of the payments, benefits, or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits, and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber, or assign any of the benefits or payments that such Participant may expect to receive, contingently or otherwise, under the Plan, except for the designation of a beneficiary as contemplated in Section 10.02.
Section 10.02 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administrator, and will be effective only when filed by such Participant in writing with the Plan Administrator during such Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at such Participant’s death shall be paid to or exercised by such Participant’s surviving spouse, if any, or otherwise to or by such Participant’s estate.
Section 10.03 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of a Participant, mailed notices shall be addressed to such Participant at such Participant’s most recent address as shown on the books and records of the Company or Subsidiary employing such Participant. In the case of the Company, mailed notices shall be addressed to the Plan Administrator, with copies to the Executive Vice President, Chief Human Resources Officer, and the General Counsel of the Company.
Section 10.04 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. For purposes of Section 409A, each payment to be made to a Participant under the Plan (or installment in a series of installment payments) shall be deemed a “separate payment.” The Plan (and any payments) may be amended (in accordance with Article VII of the Plan) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A of the Code. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments.
Neither the Company nor the Plan Administrator shall have any liability to any person in the event such Section 409A of the Code applies to any payments or benefits hereunder in a manner that results in adverse tax consequences for a Participant or any of a Participant’s beneficiaries. A Participant (or his beneficiary, as applicable) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor the Plan Administrator shall have any obligation to indemnify or otherwise hold such person harmless from any or all of such taxes or penalties.
Section 10.05 Successors and Assigns. The rights under the Plan are personal to each Participant and without the prior written consent of the Company shall not be assignable by a Participant otherwise than by will or the laws of descent and distribution. The Plan shall inure to the benefit of and be enforceable by each Participant’s legal representatives. The Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (with a copy of such assumption provided to each Participant).
Section 10.06 No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy, or program.
Section 10.07 Timing of Reimbursements; Effect on Other Payments. Except as otherwise provided in the Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s or its Subsidiaries’ then-current severance pay policies for a termination that is covered by the Plan for such Participant. Anything in the Plan to the contrary notwithstanding, no reimbursement payable to a Participant pursuant to any provisions of the Plan or pursuant to any plan or arrangement of the Company or its Subsidiaries covered by the Plan shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.
Section 10.08 No Mitigation. A Participant shall not be required to mitigate the amount of any Severance Benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise or subject to offset except as otherwise expressly provided for herein.
Section 10.09 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company or any of its affiliates.
Section 10.10 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 10.11 Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Participant, present and future.
Section 10.12 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 10.13 Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice versa.
Section 10.14 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.
Section 10.15 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee, and all other parties with respect thereto.
Section 10.16 Lost Payees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by such Participant for the forfeited Severance Benefit while the Plan is in operation.
Section 10.17 Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Florida to the extent not superseded by federal law.
Section 10.18 Clawback. Notwithstanding any other provisions in this Plan, each Participant acknowledges and agrees that this Plan and any compensation or other benefits or amounts described herein are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated thereunder, including applicable rules and regulations of any national securities exchange on which the Company’s securities may be traded (collectively, the “Compensation Recovery Policy”), and that applicable sections of this Plan and/or any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

Annex A

Positions	Severance Factor	Severance Period
Chief Executive Officer*	2.5x	30 months
Executive Vice Presidents	2.0x	24 months
Senior Vice Presidents	1.5x	18 months

*For purposes of any severance payments described in Section 4.02(b) that are payable to Gil West, such amounts shall be paid in a lump sum (and not on the installment schedule described in Section 4.02(b)) at the time and subject to the conditions specified in Section 5(e)(ii)(A) of Mr. West’s Employment Agreement with the Company, dated as of March 15, 2024 (as amended or supplemented from time to time).

Exhibit A
Form of Release
See attached.